Exhibit 99.1

Tyra Announces Pricing of $400 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

CARLSBAD, Calif., September 14, 2026 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in Fibroblast Growth Factor Receptor (FGFR) biology, today announced the pricing of an underwritten offering of 9,079,000 shares of its common stock at a price of $22.03 per share and, in lieu of shares of common stock to certain investors, pre-funded warrants to purchase 9,078,529 shares of common stock at a purchase price of $22.029 per share, which equals the offering price per share of the common stock less the $0.001 exercise price per share of each pre-funded warrant. All of the shares of common stock and pre-funded warrants in the offering are being sold by Tyra. The gross proceeds to Tyra from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $400.0 million. The offering is expected to close on September 15, 2026, subject to the satisfaction of customary closing conditions.

TYRA intends to use the net proceeds from this offering, together with its existing cash, cash equivalents and marketable securities, to advance its “dabogratinib 3x3” development strategy in low-grade upper tract urothelial carcinoma (LG-UTUC), intermediate-risk non-muscle invasive bladder cancer (IR NMIBC) and achondroplasia (ACH), as well as to support its preclinical and drug discovery programs, working capital and other general corporate purposes.

The offering was led by RA Capital Management, with participation by new and existing institutional investors, including Invus, Commodore Capital, BVF Partners, Janus Henderson Investors, Trails Edge Capital Partners, Integral Health Asset Management, TCGX, StemPoint Capital LP and multiple large investment management firms.

Jefferies, Guggenheim Securities, Cantor, Barclays and William Blair are acting as joint book-running managers for the offering. Wedbush PacGrow, Raymond James and Oppenheimer & Co. are acting as lead managers.

The shares of common stock and pre-funded warrants described above are being offered by Tyra pursuant to a shelf registration statement on Form S-3, including a base prospectus, filed with the Securities and Exchange Commission (SEC) and that became automatically effective on September 14, 2026. A prospectus supplement and accompanying prospectus relating to this offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, NY 10022, or by email at prospectus@cantor.com; or Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847 or by email at barclaysprospectus@broadridge.com. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Tyra

Tyra Biosciences, Inc. (Nasdaq: TYRA) is a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in FGFR biology. TYRA’s in-house precision medicine platform, SNÅP, enables rapid and precise drug design through iterative molecular SNÅPshots that help TYRA design and predict which candidates may demonstrate the highest potency, selectivity and tolerability in the clinic. TYRA’s expertise in FGFR biology has created a differentiated pipeline with clinical-stage programs in targeted oncology and genetically defined conditions. TYRA’s lead precision candidate stemming from SNÅP, oral dabogratinib, is a potential first-in-class selective FGFR3 inhibitor in development for LG UTUC, IR NMIBC and ACH. TYRA is also developing TYRA-430, an oral, investigational FGFR4/3-biased inhibitor for FGF19+/FGFR4- driven cancers, in the SURF431 study for advanced hepatocellular carcinoma, and TYRA-200, an oral, investigational FGFR1/2/3 inhibitor, in the SURF201 study for metastatic intrahepatic cholangiocarcinoma. TYRA is based in Carlsbad, California.

Forward Looking Statements

Tyra cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the expected closing of the offering, the anticipated gross proceeds from the offering and the anticipated use of proceeds therefrom. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in our business described in our prior filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio